Exhibit 10.160

                       EXCLUSIVE DISTRIBUTORSHIP AGREEMENT


DEFINITIONS (Capitalized terms used in the Agreement shall be defined as follows):
      A.    "Agreement" shall mean this exclusive distributorship agreement.
      B. "Confidential Information" shall mean all written information and data provided by the parties to each other hereunder and marked as confidential, except any portion thereof which:
            A. is known to the receiving party, as evidenced by the receiving party's written record, before receipt hereof under this Agreement;
            B. is disclosed to the receiving party by a third person who has a right to make such disclosure; or
            C. is or becomes part of the public domain through no fault of the receiving party.
      C. "Patents" shall mean the patents and patent applications on file in the countries/governmental jurisdictions of the Market Area.
      D. "Company Products" shall mean those current products manufactured/distributed by HiEnergy Technologies, Inc. such as "stoichiometric technology or AtometryTM based products, and related support services, software and accessories.
      E. "Market Area" shall mean any commercial nuclear power plant in North America.

AGREEMENT:
This Agreement is made and effective this October 24, 2006, by and between HiEnergy Technologies, Inc., a Delaware Corporation ("Company") and Bartlett Nuclear, Inc., a Massachusetts Corporation ("Distributor"). Company desires to appoint Distributor, and Distributor desires to accept appointment, as an exclusive distributor of Company's Products within the defined Market Area.

      NOW, THEREFORE, in consideration of the mutual agreements and promises set forth herein, the parties agree as follows:

1. RIGHTS GRANTED
Company hereby grants to Distributor the exclusive right, on the terms and conditions contained herein, to purchase, inventory, promote and resell "Company's Products" within the Market Area.

2. CONFIDENTIAL INFORMATION
It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Each party agrees to take all reasonable steps to prevent disclosure of Confidential Information; provided; however, no provision of this Agreement shall be construed so as to preclude such disclosure of Confidential Information as may be inherent in or reasonably necessary for marketing Company Products pursuant to this Agreement, or for securing from any governmental agency any necessary approval or license relating to the subject or performance of this Agreement.

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3. COMPANY PRODUCTS
During the term of this Agreement, Company grants the Distributor the first right and option to obtain exclusive rights to market, distribute and sell any new devices or systems (including related software) in the Market Area, on the terms and conditions of this Agreement.

4. TERMS OF SALE
All sales of Company's Products to Distributor shall be made pursuant to this Agreement at such list prices and on such standard terms as Company shall establish from time to time on at least thirty (30) days notice. All list prices are FOB Company's plant. Except as otherwise expressly agreed by Company in advance, this Agreement shall control all aspects of the dealings between Company and Distributor with respect to the Company's Products. Company will discount all items by, or pay a sales commission of, 15%. Distributor agrees that all Company Products sold by Distributor will be at prices or in accordance with Company pricing policies.

5. MARKETING POLICIES
Company will provide adequate access to Company's Products, marketing brochures, catalogs, manuals, advertising literature and others sales aids to the Distributor. Company and Distributor will effectively promote the sale of Company's Products in the Market Area, in conformity with Company's established marketing policies and programs. Distributor will use its best efforts to sell Company's Products to reputable and financially capable end users throughout the Market Area. Company will invite Distributor to national tradeshows where the Distributor's Market Area is expected to be represented. Distributor will invite Company to national tradeshows where the Company's Products will be represented, in order to support the Distributor's marketing effort.

6. DISTRIBUTOR'S GENERAL DUTIES
      A. Distributor shall maintain a business presence in the Market Area, including suitable facilities. Any service and support provided by Distributor on Company's Products sold in the Market Area shall be made using qualified personnel trained by Company and subject to service policies satisfactory to Company. Company will provide technical support 24/7 to maintenance service technicians.
      B. Distributor shall utilize its current sales personnel and/or appoint representatives to introduce, promote, market and sell Company's Products in the Market Area. Such personnel and/or representatives shall be adequately trained by Company. Distributor shall employ sufficient numbers of sales personnel and/or representatives properly trained to market Company's Products in the Market Area.
      C. Distributor agrees not to engage in the distribution, promotion, marketing or sale of any goods or products that compete or conflict with Company's Products. Distributor agrees to supply to Company a list of items handled by Distributor following Company's request to ensure that no conflict exists.

7. ADVERTISING POLICIES
Company will cooperate with Distributor in providing for effective promotion of Company's Products throughout the Market Area, and Distributor agrees to participate in, actively promote and faithfully comply with the terms and conditions of such cooperative promotional programs as Company may establish and offer Distributor from time to time. Nothing herein shall prevent Distributor from independently advertising and marketing the Company's Products within the Market Area, provided the form and content of the advertising or marketing materials are approved by Company in advance.

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8. PRODUCT WARRANTY POLICIES
Company shall provide to Distributor information with respect to Company's limited warranties to be extended to the original purchaser of Company's Products. COMPANY MAKES NO WARRANTY TO DISTRIBUTOR WITH RESPECT TO THE PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9. SOFTWARE LICENSE GRANT
During the term of this Agreement, Company grants to Distributor a non-exclusive, non-transferable license to distribute the Company's Interrogator(TM) software ("Software") to Distributor customers ("License"). The Software shall be and remain the sole and exclusive products of Company, and Distributor shall have no rights whatsoever in or to the Software. Distributor agrees not to remove from any copies of the Software any statements appearing thereon regarding copyrights or proprietary rights of Company. Distributor shall not copy (in any form), distribute, sell, lease, assign, encumber, license or sub-license this Software or programs written using this Software, including derivative modifications or extensions of them, to any Distributor Customer or other party without prior written consent from Company. Distributor hereby acknowledges and agrees that the Software may be licensed by Company to other users outside the Market Area without limitation of any kind. Distributor acknowledges that the license granted hereby extends solely to Distributor Customer and that Software shall not be used by any other division, subsidiary or affiliated entity. Distributor acknowledges that the computer program, manuals and related data which comprise or are related to the Software are proprietary products of Company who retains all rights, title and interest, including copyright to these products. Distributor agrees that the Software source code of Interrogator(TM) constitutes protected information, which is equivalent to trade secret information of Company, whether or not any portion thereof is or may be the subject of a valid copyright or patent. Distributor agrees not to reverse assemble, reverse compile, reverse engineer or otherwise attempt to discover the source code of any of the Software, except to the extent Distributor may be expressly permitted by Company. The software is provided subject to Company's standard commercial software license ("Commercial License"); provided, however, software acquired for use within or for any United States federal agency is provided with "LIMITED RIGHTS" and "RESTRICTED RIGHTS" as defined in DFARS 252.227-7015 and FAR 52.227-19.

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10. INDEMNIFICATION
      A. Company agrees to protect Distributor and hold Distributor harmless from any loss or claim arising out of defects in any of Company's Products during the warranty period, provided that Distributor gives Company immediate notice of any such loss or claim and cooperates fully with Company in the handling thereof.
      B. Distributor agrees to protect Company and hold Company harmless from any loss or claim arising out of the gross negligence or willful misconduct of Distributor, Distributor's agents, employees or representatives in the installation, use, sale or servicing of Company's Products, or arising out of any representation or warranty made by Distributor, its agents, employees or representations with respect to Company's Products that exceeds Company's limited warranty.

11. ORDER PROCESSING AND RETURNS
Company will employ its best efforts to fill Distributor's orders promptly on acceptance, but reserves the right to allot available inventories among distributors at its discretion. Except for Company's Products that are defective, Company shall not be obligated to accept any of Company's Products that are returned. In the event such returns are accepted, Company may impose a reasonable restocking charge.

12. FINANCIAL POLICIES
Distributor acknowledges the importance to Company of Distributor's sound financial operation and Distributor expressly agrees that it will:
      A. Maintain and employ in connection with Distributor's business and operations under this Agreement such working capital and net worth as may be required to enable Distributor properly and fully to carry out and perform all of Distributor's duties, obligations and responsibilities under this Agreement; and
      B. Pay promptly all amounts due Company in accordance with terms of sale extended by Company from time to time. In addition to any other right or remedy to which Company may be entitled, shipments may be suspended at Company's discretion in the event that Distributor fails to promptly and faithfully discharge each and every obligation in this Section.

13. USE OF COMPANY'S NAME
Distributor will not use, authorize or permit the use of; the name "HiEnergy Technologies, Inc." or any other trademark or trade name owned by Company (such as AtometryTM, AtometerTM, SIEGMATM, CARBOMB FINDERTM, STARRAYTM) as part of its firm, corporate or business name in any way. Distributor shall not contest the right of Company to exclusive use of any trademark or trade name used or claimed by Company. Distributor may, subject to Company's policies regarding reproduction of same, utilize Company's name, trademarks or logos in advertising on stationery and business cards, without written permission.

14. RELATIONSHIP OF THE PARTIES
The relationship between Company and Distributor is that of vendor and vendee. Distributor, its agents and employees shall, under no circumstances, be deemed employees, agents or representatives of Company. Distributor will not modify any of Company's Products without written permission from Company. Neither Distributor nor Company shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever.

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15. TERM AND TERMINATION
Unless earlier terminated as provided below, the term of this Agreement shall commence October 24, 2006 and shall continue for one (1) year. Thereafter, the Company and Distributor shall review the status of this Agreement and determine whether to extend the term. If at such time, there is no discernable revenue or any forecasting of revenues, the relationship may be terminated with at least
(30) days prior notice.

Distributor may terminate this Agreement at any time with at least ninety (90) days prior notice. In the event of termination by the Distributor, the Distributor agrees not to distribute any competing product or technology for two years.

Company may terminate this Agreement upon notice to Distributor, upon any of the following events:
      A. failure of Distributor to fulfill or perform any one of the duties, obligations or responsibilities of Distributor in this Agreement, which failure is not cured with ten (10) days notice from Company;
      B. any assignment or attempted assignment by Distributor of any interest in this agreement or delegation of Distributor's obligations without Company's written consent;
      C. any sale, transfer or relinquishment, voluntary or involuntary, by operation of law or otherwise, of any material interest in the direct or indirect ownership or any change in the management of Distributor;
      D. failure of Distributor for any reason to function in the ordinary course of business;
      E. conviction in a court of competent jurisdiction of Distributor, or a manager, partner, principal officer or major stockholder of Distributor for any violation of law tending, in Company's opinion, to affect adversely the operation or business of Distributor or the good name, goodwill, or reputation of Company, products of Company, or Distributor; or
      F. submission by Distributor to Company of false or fraudulent reports or statements, including, without limitation, claims for any refund, credit, rebate, incentive, allowance, discount, reimbursement or other payment by Company. Upon termination by the Company and successful completion of Section 15, Obligations on Termination, Distributor is free to distribute any product line, even competing products and technologies.

16. OBLIGATIONS ON TERMINATION

On termination of this Agreement, Distributor shall cease to be an authorized distributor of Company and:
      A. All amounts owing by Distributor to Company shall, notwithstanding prior terms of sale, become immediately due and payable;
      B. All unshipped orders shall be cancelled without liability of either party to the other;

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      C.    Distributor will resell and deliver to Company on demand, free and clear of liens and encumbrances, such of Company's Products and materials bearing Company's name as Company shall elect to repurchase, at a mutually agreed price, but not in excess of Company's current price to distributors for such products and materials, provided that Company shall not be obligated to pay Distributor for any item originally provided free of charge; and
      D. Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, lease or commitments in connection with the business or goodwill of Company or Distributor or for any other reason whatsoever growing out of such termination.
      E. On termination of this Agreement, Distributor will remove and not thereafter use any sign containing any trade name, logo or trademark of Company including, but not limited to, "HiEnergy Technologies, Inc.", and will immediately destroy all stationery, advertising matter and other printed matter in its possession or under its control containing such name, or any of Company's trademarks, trade names or logos. Distributor will not at any time after such termination use or permit any such trademark, trade name or logo to be used in any manner in connection with any business conducted by it or in which it may have an interest, or otherwise whatsoever as descriptive of or referring to anything other than merchandise or products of Company. Regardless of the cause of termination, Distributor will immediately take all appropriate steps to remove and cancel its listings in telephone books, and other directories, and public records, or elsewhere that contain the Company's name, logo or trademark.

17. ACKNOWLEDGMENTS
Each party acknowledges that no representation or statement, and no understanding or prior agreement, has been made, or exists, and that in entering into this Agreement each party has not relied on anything done or said or on any presumption in fact or in law,
                  (1) with respect to this Agreement, or to the duration, termination or renewal of this Agreement, or with respect to the relationship between the parties, other than as expressly set forth in this Agreement; or
                  (2)   that in any way tends to change or modify the terms, or
                        any of them, of this Agreement or to prevent this
                        Agreement becoming effective; or that
                  (3) in any way affects or relates to the subject matter hereof. Distributor also acknowledges that the terms and conditions of this Agreement are reasonable and fair and equitable.

18. FINAL AGREEMENT
This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

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19. ASSIGNMENT
Neither this Agreement nor any interest in this Agreement may be assigned by Distributor without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

20. NO IMPLIED WAIVERS
Except as expressly provided in this Agreement, waiver by either party, or failure by either party to claim a default, of any provision of this Agreement shall not be a waiver of any default or subsequent default.

21. NOTICES
Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

If to Company:
HiEnergy Technologies, Inc.
1601 Alton Parkway, Unit B
Irvine, California 92606

If to Distributor:
Bartlett Nuclear, Inc.
60 Industrial Park Road
Plymouth, Massachusetts 02360
Attn: William Nevelos, President

22. COMPLIANCE WITH LAWS
Both parties and their duly authorized representatives shall comply, at their own expense, with all applicable federal, state, and local laws, statues, ordinances, administrative or executive orders, regulations, and rules. As may be required by law, both parties agree to submit all reports, certifications, and other documents and shall provide all product information related to the handling of the products purchased under this Agreement.

Distributor agrees to comply fully with all relevant export laws and regulations of the United States ("Export Laws") to assure that the product is not (1) exported, directly or indirectly, in violation of Export Laws; or (2) intended to be used for any purposes prohibited by the Export Laws.

23. FORCE MAJEURE
Neither party shall be liable for failing to fulfill its obligations due to causes beyond its reasonable control and without its fault or gross negligence. Examples of such causes include but are not limited to (1) acts of God or of the public enemy, (2) acts of the Government in either of its sovereign or contractual capacities, (3) fires, (4) floods, (5) epidemics, (6) quarantine restrictions, (7) strikes, (8) freight embargoes, and (9) unusually severe weather. Each party must use reasonably best efforts to notify the other party of conditions that are expected to result in a delay in or failure of performance ("Force Majeure Conditions") within five (5) working days of the occurrence. If a Force Majeure Condition, which limits, delays or prevents the Company from performing its obligations under this Agreement, Distributor may elect to: (1) terminate an Order without any cost or penalty or (2) suspend an Order for the duration of the Force Majeure Condition.

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24. SEVERABILITY
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

25. HEADINGS
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

26. GOVERNING LAW
This Agreement shall be construed and enforced in accordance with the laws of the State of California, USA.

27. DISPUTES
Any dispute not disposed of within one-hundred twenty (120) days from the date either party receives written notification from the other party of the dispute, regardless of the causes of action alleged, will be resolved by arbitration in the State of California, before a single arbitrator who is knowledgeable in diagnostic equipment and technologies. Such arbitration will be conducted pursuant to the then current Commercial Arbitration Rules of the American Arbitration Association The Arbitrator shall be bound to follow the applicable subcontract provisions and the laws of the State of California and the federal substantive and procedural law of arbitration in adjudicating the dispute. Both Parties, may appeal the Arbitrator's decision and may take any action, judicial or administrative, to appeal and overturn this decision. The arbitrator shall not have the power to award punitive or exemplary damages. Each Party will bear its own attorneys' fees and costs related to the arbitration. Any claim or action must be brought within two (2) years after the cause of such action.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


Bartlett Nuclear, Inc                     HiEnergy Technologies, Inc.


By: /s/ William Nevelos                   By: /s/ Roger Spillmann
   ----------------------------              -----------------------------
         President & CEO                           President & CEO

Date: November 3, 2006                    Date: November 3, 2006